UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 18, 2020

The AZEK Company Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39322	90-1017663
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 W Fulton Street #350, Chicago, IL		60607
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (877) 275-2935

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	AZEK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 18, 2020, the Board of Directors (the “Board”) of The AZEK Company Inc. (the “Company”) increased the size of the Board to twelve and appointed Romeo Leemrijse, Fumbi Chima and Howard Heckes as Class I, Class II and Class III directors, respectively, to serve until the annual meeting of stockholders for each such class. The Board also appointed Ms. Chima and Mr. Heckes to the Audit Committee of the Board, having considered all relevant facts and circumstances and having affirmatively determined that Ms. Chima and Mr. Heckes meet the financial literacy and experience requirements of the New York Stock Exchange (the “NYSE”). In addition, the Board accepted the resignation of Ronald Pace and Russell Hammond effective November 18, 2020. Mr. Pace will be retiring from the Board and Mr. Hammond is resigning in order to pursue a new business opportunity. Neither Messrs. Pace and Hammond advised the Company of any disagreement with the Company on any matter relating to its operations, policies or practices.

Ms. Chima is an innovative leader with a track record of strong digital transformation in high-growth environments. She brings decades of experience leading companies in the retail and financial sectors, including Walmart, Burberry, FOX Networks, American Express and most recently adidas. Ms. Chima currently serves on the boards of Africa Prudential Plc and the Women at Risk International Foundation. She also serves as an advisor for SAP Executive Advisory and Apptio EMEA Advisory. Ms. Chima holds a bachelor’s degree in politics and philosophy from The University of Hull, U.K.

Mr. Heckes is a seasoned veteran in the construction and manufacturing space. He brings a successful history of driving growth and margin improvement in the companies that he leads. He previously served as CEO of Energy Management Collaborative, an LED lighting, controls, and IoT conversion company, and as EVP and President of Global Coatings at Valspar, a wholly-owned subsidiary of The Sherwin-Williams Company. Mr. Heckes currently serves on the board of Masonite International Corporation. He holds a master’s degree in industrial engineering from the University of Iowa and a bachelor’s degree in industrial engineering from Iowa State University.

Mr. Leemrijse is a CFA charter holder with more than 25 years of private equity and investment banking experience. Mr. Leemrijse leads Ontario Teachers’ Pension Plan Board’s investing activities in the diversified industrial and business services, consumer and retail and energy sectors. He currently serves on the boards of PODS, CSC ServiceWorks, Serta Simmons Bedding and Aethon Energy. Mr. Leemrijse holds a bachelor’s degree in commerce from the University of Calgary.

The Board has affirmatively determined that Mr. Leemrijse, Ms. Chima and Mr. Heckes are each an independent director under the NYSE’s listing standards and the Board’s categorical standards. The Board has also affirmatively determined that Ms. Chima and Mr. Heckes meet the Securities and Exchange Commission’s independence requirements for service on the Company’s Audit Committee. There were no arrangements or understandings between Mr. Leemrijse, Ms. Chima, Mr. Heckes and any other persons pursuant to which each was selected as a director of the Company. As of the date of this Current Report on Form 8-K, neither Mr. Leemrijse, Ms. Chima, Mr. Heckes, nor any of their immediate family members is a party, either directly or indirectly, to any transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Chima and Mr. Heckes will be eligible to participate in the compensation arrangements and programs established for the Company’s non-employee directors. The current arrangements and programs are described in the Company’s final prospectus filed with the Securities and Exchange Commission on September 11, 2020. Mr. Leemrijse, Ms. Chima and Mr. Heckes will also be subject to the director indemnification provisions and arrangements described in such prospectus.

On November 19, 2020, the Company issued a press release regarding the matters discussed herein. A copy of the press release is furnished herewith as Exhibit 99.1.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished herewith:

Exhibit No.	Description of Exhibit

99.1	Press release dated November 19, 2020

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The AZEK Company Inc.

Date: November 19, 2020	By:	/s/ Paul J. Kardish
Paul J. Kardish
Senior Vice President and Chief Legal Officer